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                                                                    EXHIBIT 10.1

March 21, 2005

By Hand

Edward Terino
17 Canterbury Road
Windham, NH 03087

Dear Ed:

I am writing on behalf of Art Technology Group, Inc. ("ATG" or the "Company") to confirm the terms of your resignation and transition from ATG. The Company hereby accepts your voluntary resignation from all employment and non-employment roles which you tendered on Friday, March 18, effective June 30, 2005, subject to the terms of this letter. The Company looks forward to a mutually beneficial relationship through June 30, 2005 and appreciates your past and continuing contributions to the Company. This letter sets forth the terms and conditions of your continuing employment with and separation from ATG. Please confirm that the terms and conditions of the agreement have been accurately memorialized by signing and returning the enclosed copy of this letter to me as prescribed below.

You will continue to be employed by the Company through June 30, 2005, working full-time through April 30, 2005 and part-time (approximately 25 hours per week) from May 1, 2005-June 30, 2005. You will continue to serve as the Company's Chief Financial Officer ("CFO") through the earlier of (a) May 31, 2005 or (b) the date on which the Company hires a new CFO. Your responsibilities shall include: (a) management of the close of the Company's Q1 activities (including any SEC filings in connection therewith), (b) management of the completion of the Company's annual proxy statement, (c) preparation and conduct of the Company's Q1 earnings call, (d) preparation and conduct of the Company's Annual Shareholders' Meeting and (e) ensuring an orderly transition of all responsibilities of your position to appropriate ATG officials. You will not be responsible for managing the close of the Company's Q2 activities or for any Q2 earnings call. Your precise work schedule and deadlines for the completion of various projects shall be mutually agreed upon by the CEO and you on an ongoing basis and you will be expected to perform any and all duties you are assigned in a professional manner and to the best of your abilities. Consistent with the terms of your offer letter dated September 14, 2001, either you or ATG may end the employment relationship at any time for any reason, without further obligation.

For the remainder of your employment with ATG, you will be paid at an annualized rate of base pay equal to that which you have been receiving to date; provided, however, that beginning on May 1, 2005 such rate shall be pro-rated to reflect your part-time status. You will continue to vest in ATG stock options through your final day of employment and you shall be eligible to exercise the portion of any such vested option through the date ninety (90) days following your final day of employment, subject to the terms of the preexisting option agreements. Other than as described herein, you shall not be eligible to receive any other compensation from the Company.

You will be entitled to continue to take advantage of any benefits offered by ATG for which you are currently eligible through your final day of employment. You shall not be eligible to

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participate in any ATG benefits (including any continued vesting in any equity interest in the Company) after your final day of employment unless the law explicitly permits you to do so. ATG benefits, of course, may be modified or changed from time to time at the sole discretion of the Company, and where a particular benefit is subject to a formal plan (for example, medical insurance), eligibility to participate in and receive any particular benefit is governed solely by the applicable plan document.

This letter constitutes the entire agreement between you and ATG, with the exception of (a) your offer letter dated September 14, 2001, (b) the promissory note dated November 20, 2001, (c) Executive Change-in-Control Agreement dated December 1, 2002 and (d) the stock option agreements between you and ATG under the 1996 ATG Stock Option Plan, all of which are incorporated herein by reference and shall remain in effect in accordance with their preexisting terms. You acknowledge that no Change-in-Control, as defined in the December 1, 2002 agreement has occurred to date. This letter supersedes any prior agreements or other promises or statements (whether oral or written) regarding your relationship with ATG. The terms of your employment shall be governed by the law of the Commonwealth of Massachusetts. By accepting this offer of employment, you agree that any action, demand, claim or counterclaim in connection with any aspect of your employment with the Company shall be resolved by a judge alone in a court of competent jurisdiction in Suffolk or Middlesex County, Massachusetts.

Ed, the Company is very appreciative of both your past efforts and your ability to continue to help lead the Company in a positive direction. Please confirm that this letter accurately reflects the terms and conditions that you have agreed to by signing and returning the enclosed additional copy of this letter to me by no later than March __, 2005.

                                          Sincerely,

                                          /s/ Patricia O'Neill
                                          -------------------------------
                                          Patricia O'Neill
                                          Vice President, Human Resources

Acknowledgment:

      I, Edward Terino, have read, understand, and accept employment on the terms and conditions outlined in this letter. I am not relying on any representations made to me by anyone other than as set forth above and I confirm that I have resigned voluntarily from my employment with ATG.

/s/ Edward Terino                    March 23, 2005
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Signature